Exhibit 99.1

X3 Acquisition Corp. Ltd.

Announces the Separate Trading of its Class A Ordinary Shares and Warrants

Commencing March 13, 2026

Minneapolis, MN, March 10, 2026 – X3 Acquisition Corp. Ltd. (Nasdaq: XCBEU) (the “Company”), today announced that, commencing March 13, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “XCBE” and “XCBEW,” respectively. Those units not separated will continue to trade on The Nasdaq Global Market under the symbol “XCBEU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering of the units was made only by means of a prospectus. Copies of the prospectus may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, 1201 Wills St., Suite 600, Baltimore, MD 21231, by telephone at (855) 300-7136 or by email at SyndProspectus@Stifel.com. A registration statement on Form S-1 (333-290299) relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on January 20, 2026. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About X3 Acquisition Corp. Ltd.

X3 Acquisition Corp. Ltd. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company currently intends to focus on target businesses in the financial services industry, it may pursue an acquisition opportunity in any business, industry, sector or geographical location. The Company’s management team is led by Andrew J. Redleaf, its Chief Executive Officer and Chairman of the Board of Directors.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the registration statement and the prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contacts:

Kenneth J. Weiller

Chief Financial Officer and Chief Operating Officer

612-457-0070